Exhibit 10.13

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (the “Agreement”) is made as of October 24, 2014 by O.Com Land, LLC, a Utah limited liability company (“Borrower”), and Overstock.Com, Inc., a Delaware corporation (“Guarantor”, with Guarantor and Borrower each referred to as “Indemnitor”), in favor of U.S. Bank National Association, a national banking association (“U.S. Bank”), as Administrative Bank and in its capacity as a Bank, and in favor of the other Banks from time to time party to the Loan Agreement (defined below) (U.S. Bank and all other Banks that acquire an interest in the Loan (defined below), and each of their respective officers, directors, employees, agents and representatives are collectively referred to herein as an “Indemnified Person”).

RECITALS

A.                                    Borrower has fee title to that certain real property more particularly described on Exhibit A attached hereto (the “Land”, with the Land, together with all structures, buildings and improvements now or hereafter located on the Land, being collectively referred to as the “Property”).

B.                                    Banks are prepared to make a loan (the “Loan”) to Borrower in the aggregate maximum principal amount of Forty-Five Million Seven Hundred Sixty Thousand and No/100 ($45,760,000.00), for the purpose of financing a portion of the costs of the development and construction of a commercial office project on the Property to serve as Guarantor’s corporate headquarters.

C.                                    Borrower, Guarantor, Administrative Bank, and Banks have entered into a Loan Agreement of even date herewith (as the same from time to time be amended, modified, extended, renewed or restated, the “Loan Agreement”).  Borrower’s obligations to repay the Loan are further evidenced by the Construction Notes dated as of even date herewith, executed by Borrower in the aggregate principal amount of Forty-Five Million Seven Hundred Sixty Thousand and No/100 ($45,760,000.00).  Upon Conversion to the Term Loan Phase, the Term Notes shall replace by substitution the Construction Notes (the Construction Notes and the Term Notes shall be referred to collectively as the “Notes”).  The Loan will be secured by, among other things, a Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement given by Borrower to U.S. Bank, as Administrative Bank for the Banks (the “Mortgage”).

D.                                    Banks are unwilling to make the Loan unless each Indemnitor agrees to provide the indemnification, representations, warranties, and covenants and other matters described in this Agreement for the benefit of each Indemnified Person.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Indemnitor, jointly and severally, hereby represents, warrants, covenants and agrees for the benefit of each Indemnified Person as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, decrees, declarations, other matters of record and the like, as well as common law, relating to protection of human health (to the extent related to environmental hazards or exposures) or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or future danger to human health (to the extent related to environmental hazards or exposures) or the environment or relating to any wrongful death, personal injury or property damage that is caused by or related to the presence, growth, proliferation, reproduction, dispersal, or contact with any biological organism or portion thereof, including molds or other fungi, bacteria or other microorganisms or any etiologic agents or materials.  The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues:  the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and the Utah Hazardous Substance Mitigation Act.  The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; and relating to wrongful death, personal injury, or property or other damage in connection with any environmental condition or the presence of or exposure to biological or etiologic agents or materials (other than naturally-occurring instances of such agents or materials occurring at levels permitted by applicable federal, state, or local laws and regulations) or the use, management, or maintenance of the Property (to the extent such use, management, or maintenance of the Property relates to any environmental condition).

“Hazardous Substances” includes but is not limited to any and all substances, biological and etiologic agents or materials  (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials (“ACM”), polychlorinated biphenyls (“PCBs”), lead, lead-based paints, radon, radioactive materials, flammables and explosives, and any biological agent, including molds or other fungi, bacteria or other microorganisms (other than naturally-occurring ambient levels of such agents or microorganisms), or any etiologic agents or materials.

“Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.

“Losses” includes any claims, suits, liabilities (including but not limited to strict liabilities), administrative or judicial actions or proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, costs of Remediation (whether or not performed voluntarily), costs of assessing damages or losses, judgments, awards, amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings.

“Release” with respect to any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or growth, proliferation, reproduction, or dispersal or other movement or production of Hazardous Substances.

“Remediation” includes but is not limited to any response, remedial, removal, or corrective action; any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“Storage Tanks” includes any underground or aboveground storage tanks, whether filled, empty, or partially filled with any substance.

Section 1.2                                    Other Defined Terms.  Any capitalized term utilized herein shall have the meaning as specified in the Loan Agreement, unless such term is otherwise specifically defined herein.

ARTICLE 2

ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

Each Indemnitor represents and warrants, based upon an environmental assessment of the Property and information that each Indemnitor knows or should reasonably have known, that:

Section 2.1                                    Hazardous Substances.  There are no Hazardous Substances or Storage Tanks in, on, above, or under the Property, except those that are both (i) in compliance in all material respects with all Environmental Laws and with permits issued pursuant thereto, and (ii) either (a) typical materials and items present or used in connection with the construction and normal operations of Indemnitor’s business or (b) fully disclosed to Administrative Bank in writing pursuant to the Phase I Environmental Site Assessment prepared by Wasatch Environmental and dated August 12, 2014, delivered to Administrative Bank (collectively referred to herein as the “Environmental Report”).

Section 2.2                                    No Releases.  There are no past, present or threatened Releases of Hazardous Substances in, on, above, under, from or migrating to the Property by Borrower or, to the Knowledge of Borrower, by any other person, except as described in the Environmental Report.

Section 2.3                                    No Violations.  There is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property by Borrower or, to the Knowledge of Borrower, by any other person, except as described in the Environmental Report.

Section 2.4                                    No Notice.  Each Indemnitor does not know of, and no Indemnitor nor any tenant of the Property has received, any written or oral notice or other communication from any person or entity (including but not limited to a governmental entity) relating to Hazardous Substances or Remediation thereof, of possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

Section 2.5                                    Authorizations.  All notices, permits, licenses, registrations, or similar authorizations, if any, required to be obtained or filed in connection with the ownership, operation, or use of the Property, including, without limitation, the existence of any Storage Tanks at the Property or the past or present generation, treatment, storage, disposal, or release of a Hazardous Substance into the environment, have been duly obtained or filed and have been duly renewed or maintained.

ARTICLE 3

ENVIRONMENTAL COVENANTS

Indemnitor covenants and agrees that:

Section 3.1                                    Compliance.  All uses and operations on or of the Property, whether by an Indemnitor or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto in all material respects.

Section 3.2                                    No Hazardous Substances.  Other than as used in normal operations of the Property and in accordance with all applicable laws, there shall be no Hazardous Substances in, on, above or under the Property, except those that are both (i) in compliance in all material respects with all Environmental Laws and with permits issued pursuant thereto, and (ii) either (a) typical materials and items present or used in connection with the construction and normal operations of Indemnitor’s business or (b) fully disclosed to Banks in writing.

Section 3.3                                    Investigation.  Each Indemnitor shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written requests of Administrative Bank (including but not limited to sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), and share with Administrative Bank the reports and other results thereof, and Banks shall be entitled to rely on such reports and other results thereof.

Section 3.4                                    Remediation.  Each Indemnitor shall, at its sole cost and expense, comply with all written requests of Administrative Bank to (i) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, above, under or from the Property, which Remediation is required by Environmental Laws or, in the opinion of an environmental professional acceptable to Administrative Bank, is reasonably necessary to prevent Losses under Environmental Laws; (ii) comply with any Environmental Law; and (iii) comply with any directive from any governmental authority.

Section 3.5                                    Prohibited Activities.  Each Indemnitor shall not do or allow any tenant or other user of the Property to do any act or thing that would constitute a material violation of any Environmental Law, materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property as a result of an environmental violation or condition, is contrary to any environment-related requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any environment-related covenant, condition, agreement or easement applicable to the Property.

Section 3.6                                    Notice of Release.  Each Indemnitor shall immediately notify Administrative Bank in writing of (a) any presence or Releases or future Releases of Hazardous Substances in, on, above, under, from or migrating towards the Property (excluding the presence of typical materials and items present or used in connection with the construction and normal operations of Indemnitor’s business in compliance in all material respects with all Environmental Laws); (b) any material non-compliance with any Environmental Laws related in any way to the Property; (c) any required or proposed Remediation of environmental conditions relating to the Property; and (d) any written or oral notice or other communication involving the Property of which any Indemnitor becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to Hazardous Substances or Remediation thereof, possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Agreement.

ARTICLE 4

INDEMNIFIED PERSON’S RIGHTS; COOPERATION AND ACCESS

Administrative Bank shall have the right but not the obligation, to enter upon the Property upon reasonable notice, to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Administrative Bank’s reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing, all of which shall be performed at times and in a manner to minimize, to the extent reasonably possible, any disruption to the business conducted on the Property, and shall be at the sole cost and expense of each  Indemnitor; provided, however, that Administrative Bank shall not exercise such right more than once every other year, or upon receipt of a notice of a Release or Legal Action related to the Property, or upon the occurrence and continuance of an Event of Default.  Each Indemnitor shall cooperate with and provide access to Administrative Bank.

ARTICLE 5

INDEMNIFICATION

Each Indemnitor covenants and agrees at its sole cost and expense, to protect, defend, indemnify, release and hold harmless each Indemnified Person from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Person (other than those arising solely from a state of facts that first came into existence after an Indemnified Person acquired title to the Property through foreclosure or a deed in lieu thereof) and directly or indirectly arising out of or in any way relating to any one or more of the following:  (a) any presence of any Hazardous Substances in, on, above, or under the Property; (b) any past, present or future Release of Hazardous Substances in, on, above, under or from the Property; (c) any activity by an Indemnitor, any person or entity affiliated with an Indemnitor, and any tenant or other user of the Property in connection with any actual, proposed or future use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Substances at any time located in, under, on or above the Property; (d) any activity by an Indemnitor, any person or entity affiliated with an Indemnitor, and any tenant or other user of the Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (e) any past, present or future non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including but not limited to any failure by an Indemnitor, any person or entity affiliated with an Indemnitor, and any tenant or other user of the Property to comply with any order of any governmental authority in connection with any Environmental Laws; (f) the imposition, recording or filing or the future imposition, recording or filing of any lien arising under Environmental Laws encumbering the Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement; (h) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement; and (i) any diminution in value of the Property in any way connected with any occurrence or other matter referred to in this Agreement.

ARTICLE 6

DUTY TO DEFEND AND ATTORNEYS
AND OTHER FEES AND EXPENSES

Upon written request by any Indemnified Person, each Indemnitor shall defend same (if requested by an Indemnified Person, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Person.  Notwithstanding the foregoing, any Indemnified Person may, in its sole and absolute discretion, but at its sole cost and expense, engage its own attorneys and other professionals to defend or assist it.

ARTICLE 7

ENFORCEMENT

Each Indemnified Person may enforce the obligations of each Indemnitor without first resorting to or exhausting any security or collateral or without first having recourse to the Notes, the Mortgage, or any other Loan Documents or any of the Property, through foreclosure proceedings or otherwise; provided, however, that nothing herein shall inhibit or prevent any Indemnified Person from suing on the Notes, foreclosing, or exercising any power of sale under, the Mortgage, or exercising any other rights and remedies thereunder.  This Agreement and each Indemnitor’s obligations hereunder, shall be deemed and construed as unsecured obligations and shall not be secured by the Mortgage.  Further, this Agreement is not collateral or security for the debt of each Indemnitor pursuant to the Loan.  It is not necessary for an event of default to have occurred pursuant to the Mortgage for an Indemnified Person to exercise its rights pursuant to this Agreement.  Each Indemnitor is fully and personally liable for such obligations, and its liability is not limited to the original or amortized principal balance of the Loan or the value of the Property.

ARTICLE 8

SURVIVAL

The obligations and liabilities of each Indemnitor under this Agreement shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.

ARTICLE 9

JURY TRIAL WAIVER

EACH INDEMNITOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY ACTS OR OMISSIONS OF ANY INDEMNIFIED PERSON IN CONNECTION THEREWITH.

ARTICLE 10

SUBROGATION

Each Indemnitor shall take any and all reasonable actions, including institution of legal action against third parties, necessary or appropriate to obtain reimbursement, payment or compensation from such persons responsible for the presence of any Hazardous Substances at, in, on, under or near the Property or otherwise obligated by law to bear the cost.  Each Indemnified Person shall be and hereby is subrogated to all of Indemnitor’s rights now or hereafter in such claims.

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.1                             No Third Party Beneficiary.  The terms of this Agreement are for the sole and exclusive protection and use of each Indemnified Person.  No party shall be a third party beneficiary hereunder, and no provision hereof shall operate or inure to the use and benefit of any such third party.  It is agreed that those persons and entities included in the definition of Indemnified Person are not such excluded third party beneficiaries.

Section 11.2                             Successors and Assigns.  Each reference herein to each Indemnitor and each Indemnified Person shall be deemed to include their respective successors and assigns.  This Agreement shall inure to the benefit of each Indemnified Person and its successors and assigns and be binding on each Indemnitor and its successors and assigns.

Section 11.3                             Joint and Several Liability.  The obligations and liabilities of each Indemnitor hereunder are joint and several.

Section 11.4                             Rights Cumulative.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which each Indemnified Person has under the Notes, the Mortgage, or the other Loan Documents or would otherwise have at law or in equity.

Section 11.5                             Inapplicable Provisions.  If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

Section 11.6                             Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the applicable federal laws and laws of the state where the Property is located, without reference or giving effect to any choice of law doctrine.  Each Indemnitor hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the state in which the Property is located in connection with any proceedings arising out of or relating to this Agreement.

The remainder of this page is left blank.  The signature page(s) follow.

IN WITNESS WHEREOF, this Agreement has been executed by Indemnitor and is effective as of the day and year first above written.

“Borrower”

O.COM LAND, LLC

By:	/s/ Carter Lee
Name:	Carter Lee
Title:	Manager

“Guarantor”

OVERSTOCK.COM, INC.

By:	/s/ Robert Hughes
Name:	Robert Hughes
Title:	Senior Vice President, Finance and Risk Management

EXHIBIT A

(Legal description of Land)

The following real property located in Salt Lake County, State of Utah:

PARCEL 1:

A PORTION OF PARCEL “A”, VIEW 72 RETAIL SUBDIVISION AMENDED, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT BEING SOUTH 00°17’30” WEST 2,022.66 FEET ALONG THE SECTION LINE AND NORTH 89°42’30” WEST 617.34 FEET FROM THE NORTHEAST CORNER OF SECTION 26, TOWNSHIP 2 SOUTH, RANGE 1 WEST, SALT LAKE BASE AND MERIDIAN; AND RUNNING THENCE SOUTH 00°17’30” WEST 464.63 FEET TO THE NORTH LINE OF THE UTAH TRANSIT AUTHORITY CORRIDOR; THENCE SOUTH 83°51’00” WEST 1,014.92 FEET ALONG THE NORTH LINE OF SAID UTAH TRANSIT AUTHORITY CORRIDOR TO THE EASTERLY RIGHT-OF-WAY LINE OF BINGHAM JUNCTION BOULEVARD; THENCE NORTH 06°11’37” WEST 169.67 FEET ALONG THE EASTERLY RIGHT-OF-WAY LINE OF SAID BINGHAM JUNCTION BOULEVARD; THENCE NORTHEASTERLY 637.50 FEET ALONG THE ARC OF A 1,327.00 FOOT RADIUS CURVE TO THE RIGHT (CENTER BEARS NORTH 83°48’23” EAST AND THE CHORD BEARS NORTH 07°34’08” EAST 631.38 FEET WITH A CENTRAL ANGLE OF 27°31’30”) ALONG THE EASTERLY RIGHT-OF-WAY LINE OF SAID BINGHAM JUNCTION BOULEVARD; THENCE SOUTH 68°31’47” EAST 311.79 FEET; THENCE SOUTHEASTERLY 567.76 FEET ALONG THE ARC OF A 1,536.00 FOOT RADIUS CURVE TO THE LEFT (CENTER BEARS NORTH 21°28’13” EAST AND THE CHORD BEARS SOUTH 79°07’09” EAST 564.53 FEET WITH A CENTRAL ANGLE F 21°10’43”); THENCE SOUTH 89°42’30” EAST 102.05 FEET TO THE POINT OF BEGINNING.

PARCEL 2:

LOT 10, VIEW 72 RETAIL SUBDIVISION AMENDED, ACCORDING TO THE PLAT THEREOF AS RECORDED IN THE OFFICE OF THE SALT LAKE COUNTY RECORDER.

Tax Parcel Nos.: 21-26-276-003-0000 and 21-26-279-002-0000